PRESS RELEASE       Contact:    Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations
                                Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO OIL & GAS, INC. UPDATES FOURTH QUARTER OPERATIONS; ANNUAL PRODUCTION REACHES RECORD LEVEL

HOUSTON, January 16, 2004 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the operating results for the fourth quarter of 2003. In the Company's core areas in the onshore Gulf Coast of Texas and Louisiana, the Company participated in the drilling of eleven gross exploratory wells, ten of which were successful. In Carrizo's Barnett Shale Project in the North Texas counties of Parker, Tarrant and Denton, the Company participated in the drilling of four gross wells, all of which were successful. Combining the two areas' results shows Carrizo participating in a total of fifteen wells, fourteen of which were successful, resulting in a 93.3 percent apparent success rate for the quarter. For the entire year Carrizo participated in 38 gross wells with 34 successes for an 89.5 percent success rate.

Production during the fourth quarter of 2003 was estimated at 1.85 Bcfe, bringing the 2003 production to a record level of 7.46 Bcfe, 3.5 percent higher than 2002. Fourth quarter 2003 production was 7.0 percent below third quarter 2003 production. The Company estimates that fourth quarter 2003 sales prices, including the effect of hedging activities, averaged approximately $4.78 per Mcf and $29.61 per barrel. The natural gas sales price was not affected by hedging. The oil sales price was negatively affected $0.52 per barrel by hedging activities. Approximately 72 percent of fourth quarter production was natural gas, with 64 percent of total 2003 production being natural gas.

Operating highlights during the fourth quarter of 2003 included the following:

o The Shady Side #1 well in St. Mary Parish, Louisiana was drilled to 18,000 feet and logged 77 feet of apparent net pay. The well was perforated and tested 11.2 MMcfe/d from eight feet of perforations. Facilities and pipeline connections are being installed. When completed, additional perforations will be added and a full flow test will be conducted. First production is scheduled to start in approximately four weeks. Carrizo is the operator of the well and owns an approximate 35 percent working interest.

o The Beachhouse #2, a 12,350 foot follow-up exploratory well in Chambers County, Texas reached total depth on December 28, 2003. The well logs indicated 41 feet of apparent net pay in the Vicksburg interval. Completion operations are underway and it is expected that the well will be tested and begin producing to sales in approximately two weeks. Carrizo is the operator of the well and owns an approximate 25 percent working interest.

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o        The LaVerne Pearce #1 well in Carrizo's Titanosaurus Prospect, Goliad
         County, Texas reached total depth on December 2, 2003. The well logs indicated 11 feet of apparent net pay. To the point at which completion operations began, Carrizo had an approximate 10 percent working interest in the well. Upon the beginning of the well completion, Carrizo became the operator with an approximate 33 percent working interest. Completion operations are still underway, however it is expected that the well will not materially increase the Company's total proved reserves.

o Operations were begun in December 2003 to recomplete the Delta Farms #1 well in LaFourche Parish, Louisiana. The well will be recompleted in the upper Cris I sand at approximately 14,200 feet. It is expected that the well will be online within two weeks. Carrizo is the operator of the well and owns an approximate 40 percent working interest.

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the results, reserves, testing, sales, potential and other effects of the Shady Side #1 well, Beachhouse #2, LaVerne Pearce #1 and the Delta Farms #1 wells, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results of additional testing of the wells, results of completion and follow-up operations, the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.